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                                                                   EXHIBIT 10.28

December 3, 2001




Don Hunt
105 Reservation Road
Andover, MA 01810

Dear Don:

I am very pleased to offer you the opportunity to work as an employee at-will of MatrixOne, Inc. ("the Company") as Senior Vice President, Worldwide Field Operations reporting to Mark O'Connell, President & CEO. Your starting salary for this exempt position will be $9615.39 bi-weekly, which is equivalent to $250,000.00 per year. Your start date will be December 3, 2001; working from our Westford, MA office.

You will also be eligible to participate in the MatrixOne Executive Sales Incentive Compensation Plan that is valued at approximately $150,000.00 on annual basis.

Your On Target Earnings are $400,000.00 on an annual basis. The Company agrees that for the period beginning on the Start Date and ending on June 30, 2002 (the end of fiscal year 2002) the Company shall pay you at the rate of your On Target Earnings on a prorated basis. Thereafter, the payment of your incentive compensation shall not be guaranteed but shall depend on your achievement of targets set by the Company subject to the terms and conditions of the Sales Incentive Compensation Plan. The details of your incentive compensation for fiscal year 2003 will be determined by the Company at the end of the current fiscal year.

Subject to the approval of the Company's Board of Directors (the "Board"), you will be granted the option to purchase 450,000 shares of Company common stock, at a price equal to the fair market value on the date of the grant. The options will be subject to and governed by the terms and conditions of a stock option agreement between you and the Company and the Company's 1996 and 1999 Stock Plans. 50,000 of these stock options will vest immediately on December 3, 2001. The remaining 400,000 stock options will vest quarterly and will be 100% vested at the completion of a four-year period.

MatrixOne, Inc. offers a comprehensive insurance program designed to provide protection for its employees and their families. The package includes Basic Life, Accidental Death and Dismemberment, Medical, Dental, Vision, Short and Long Term Disability. You are also eligible to participate in the Section 105 executive reimbursement health plan. In addition, the Company also provides a 401(K) Retirement Savings Plan, Stock Purchase Plan and four weeks of vacation per year.

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Lastly, the Company agrees that, in the event your at-will employment is terminated for any reason by the Company, you will be paid severance at the rate of your On-Target Earnings for the period of twelve months immediately following the date of your termination (the " Severance Period"). If you are employed in any capacity, or engaged as a consultant, by another individual or entity at any time during the Severance Period, then the Company will pay you at the rate of fifty percent of your On Target Earnings for the remainder of the Severance Period. All severance payments shall be paid in accordance with the Company's normal payroll practice and shall be conditioned upon your execution of a release agreement in a form acceptable to the Company as well as your continued compliance with the post-employment covenants contained in the Employee Secrecy, Invention and Non-compete Agreement.

As a condition of this offer you will be required to read and acknowledge the enclosed Employee Secrecy, Invention and Non-Compete Agreement. By signing this document you agree that your employment shall not cause you to use, distribute or in any other way disclose confidential or proprietary information or material from your employer or any third party.

Don, it is a pleasure to welcome you to the MatrixOne team. If you are in agreement with this offer, please sign the original and return it with the Employee Secrecy and Non-Compete Agreement in the enclosed envelope to my home office attn: Jane Seitz, 23 Pembroke Way, Bedford, NH 03110. In addition, you may also fax your signed offer letter to my confidential home office fax (603) 472-8778. Please do not hesitate to contact me at the office: (978) 589-4229, home: (603) 472-4474 or mobile: (617) 513-5331 if you have any questions regarding this offer.

This offer will remain in effect until the close of business on December 3, 2001.

Sincerely,


/s/ Jane Seitz
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Jane Seitz,
Vice President, Human Resources

Enclosures

Offer accepted by:         /s/ Donald W. Hunt           12-3-01
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                           Signature                    Date